Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

REGENXBIO Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	—	—	—	0.00015310	—
	Equity	Preferred Stock, par value $0.0001 per share	Rule 457(o)	—	—	—	0.00015310	—
	Debt	Warrants	Rule 457(o)	—	—	—	0.00015310	—
	Other	Debt Securities	Rule 457(o)	—	—	—	0.00015310	—
	Other	Rights	Rule 457(o)	—	—	—	0.00015310	—
	Other	Units(2)	Rule 457(o)	—	—	—	0.00015310	—

	Total Offering Amounts					$300,000,000	0.00015310	$300,000,000

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$45,930

(1)

An indeterminate aggregate initial offering price or number or amount of securities of each identified class are being registered as may from time to time be offered at indeterminate prices, including an indeterminate number or amount of securities that may be issued upon the exercise, settlement, exchange or conversion of securities offered hereunder, which together shall have an aggregate initial offering price not to exceed $300,000,000. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, the common stock being registered hereunder includes such indeterminate number of shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Each unit will represent an interest in one or more other securities registered hereunder, which may or may not be separable from one another.